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     TEXTILE SERVICES   IMAGE APPAREL   INNOVATION   VALUE

                                            Angelica Corporation
                                            424 South Woods Mill Road
Angelica [logo]                             Suite 300
                                            Chesterfield, Missouri 63017-3406
                                            Tel: 314.854.3800
                                            Fax: 314.854.3890



                                                                 May 17, 2001

Dear Fellow Shareholder:

While results for the first quarter of fiscal 2002 at $.17 per share are below those for the first quarter last year at $.18 per share, the decline was caused primarily by external factors mostly outside of our control -- increased energy costs that could not be passed along to our customers. Our Textile Services segment has eleven of its 26 laundry plants (accounting for 47 percent of our laundry processing requirements) in the State of California, which saw unprecedented increases in energy costs during the quarter. We estimate that our energy costs were $1,600,000 more in the first quarter than they were a year ago, or equal to about $.11 per share before offset for energy surcharges we are collecting from some customers.

Combined sales and textile service revenues increased 5.5 percent to $119,473,000 compared with $113,252,000 in the same period last year, with all three business segments showing increases for the second quarter in a row. Pre-tax income was $2,264,000 in the quarter, compared with $2,503,000 last year, and net income was 8.1 percent lower at $1,449,000 versus $1,577,000 in last year's first quarter.

At the Textile Services segment, revenues rose 7.9 percent in the first quarter to $65,487,000 compared with $60,691,000 last year, and operating earnings for the quarter were $4,740,000 versus $4,356,000, an increase of
8.8 percent. Helping to offset the impact of higher energy costs was a $500,000 gain on the sale of a small number of unproductive hospitality accounts from one of our plants in Florida. We were especially pleased with the increased revenues from Textile Services, our largest segment. Based on new business added of $10,300,000 in the first quarter against losses of $5,000,000, net business added was $5,300,000 in annual revenues, a first quarter record. Our customer retention is also at the highest rate in recent history. Certainly we are pleased with this, but even more importantly, the new business is being added at higher price levels than our current average prices. At Textile Services, our productivity has also increased impressively throughout the segment. This is a result of better management practices as well as the result of capital investments that have been made in the past two years. Capital expenditures are continuing to be made at relatively high levels to continue to reduce labor intensity and, more recently, to install more utility-efficient equipment in selected plants. The management team has embraced three important value-adding processes this year: Customer Profitability, Pricing and Customer Retention through increased customer satisfaction. Of course, intense cost scrutiny is a daily activity in this segment, as these efforts support responsible revenue growth.

The Manufacturing and Marketing segment's sales for the first quarter were $37,641,000, compared with $36,036,000 or 4.5 percent above last year. However, this increase was less than expected, as we experienced a slow-down in the "rollouts" planned for new and existing customers during this year's first quarter, and this shows signs of continuing into later quarters this year. In addition, a good part of the increased sales were to the Textile Services and Life Retail Stores segments at lower margins than outside sales. As a result, operating earnings of $818,000 were below last year's level of $1,196,000. Our Canadian operations, which were combined from two independent units into one last year, had a very strong quarter with a sales increase of
19.1 percent and an operating earnings increase of 71.4 percent, although their contribution is small relative to the U.S. operations of this segment. With the less-than-expected sales levels, Manufacturing and Marketing inventory levels were reduced only marginally in the quarter. Due to the first quarter's results and the impact of a possible further weakening of the economy, we are planning to reduce operating costs significantly in this segment as soon as practical. The benefit of these actions should be felt in the second half of the year.

In the first quarter, Life Retail Stores had a small same-store sales increase of 1.5 percent. This is the ninth quarter in a row where same-store sales have increased, which is an impressive accomplishment given the relatively weak retail environment of the past few months. Overall, sales increased 2.6 percent to $23,902,000, compared with $23,291,000 in the previous year first quarter. This increase, however, was not enough to offset the impact of normal increases in operating costs, nor the downward effect on earnings of opening in the quarter



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ten additional stores which have not yet become fully productive. As a result, Life had a modest loss of $61,000 in the quarter, compared with operating earnings of $543,000 in the first quarter last year. Among the new stores opened were five stores in the Boston, MA area and three new stores in the Atlanta, GA area. This reflects our strategy of having optimal presence in large healthcare marketplaces. We continue to be encouraged by the gradual growth of sales in the catalogue and e-commerce distribution channels, and we continue to invest for the future in these important channels.

Interest income decreased in the first quarter, reflecting the use of cash for the inventory build-up in last year's fourth quarter in the domestic operations of Manufacturing and Marketing and for the capital investments made to improve productivity and reduce utility costs at Textile Services. The new stores at Life in the first quarter also required cash investments in store fixtures and inventory. As a result, our cash levels were reduced to $14,601,000 at the end of the quarter, down from $20,311,000 at last year end. We are pleased that corporate expenses, including interest expense, were
10.0 percent below the level of the same quarter a year ago.

When the year began, it was expected that we would exceed last year's earnings by 25 to 30 percent. This now appears to be a challenge, given the economic conditions existing today and forecasted to continue throughout the remainder of the year. While the Health Services market - our largest single market, where we have 71 percent of our sales and revenues - is recession resistant, it is not immune from a weak economy. Consumer confidence is eroding nationally, and that will affect Life Retail sales along with all other retailers. At Manufacturing and Marketing, our Lodging and Food Service segments, along with Gaming (casinos) and Recreation (theme parks) may experience weaker demands. The most significant factor affecting our operating earnings, however, may not be on the revenue side, but rather on the cost side. Our Textile Services segment has utility-intensive plants and a large fleet of local and over-the-road vehicles. The continued increases in the cost of energy, especially in California but not restricted to that state, caused operating earnings to be lower than expectations. While we have offset these a bit by better labor and linen management, as well as energy surcharges to our customers, these savings are not sufficient to make up the cost differences. It is likely that we will experience fuel increases for our vehicles on a national basis this summer. We must reduce operating expenses at the Manufacturing and Marketing and the Life Retail segments to reflect their lower-than-planned sales levels as well.

We still expect to achieve double-digit earnings increases for the year, despite the cost challenges that we are facing. To do this, we must continue to reduce costs in all of our operations, avoid margin erosion, and grow our revenues responsibly. It is extremely difficult to quantify the earnings increase, given the uncertain economic conditions we are facing. At this time, our goal is to achieve 15 to 20 percent earnings per share growth for fiscal 2002. This will require hard work and intense attention to detail by the management teams throughout our Company.

Now is the time for Angelica to build upon its position in the Health Services market. We intend to expand our Textile Services operations in the future and have identified the Southwest and the Carolinas as target markets for us. These expansions will support our regional cluster strategy for this business. The healthcare linen supply business will continue to consolidate, and we are becoming ideally positioned to be a consolidator.

As we emerge from the slowdown in the economy and are able to incorporate the increased costs of energy, I am confident that Angelica will add value for our shareholders.

Respectfully submitted,

/s/ Don W. Hubble

Don W. Hubble
Chairman, President and Chief Executive Officer


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
CONSOLIDATED STATEMENTS OF INCOME
Angelica Corporation and Subsidiaries
Unaudited (Dollars in thousands, except per share amounts)

                                                             First Quarter Ended
                                                     ----------------------------------
                                                     April 28, 2001      April 29, 2000
                                                     --------------      --------------
Textile service revenues                               $  65,487           $  60,691
Net sales                                                 53,986              52,561
                                                       ---------           ---------
                                                         119,473             113,252
                                                       ---------           ---------

Cost of textile services                                  51,312              47,869
Cost of goods sold                                        32,911              31,784
                                                       ---------           ---------
                                                          84,223              79,653
                                                       ---------           ---------

Gross profit                                              35,250              33,599
                                                       ---------           ---------

Selling, general and
    administrative expenses                               31,182              28,847
Interest expense                                           2,028               2,092
Other (income) expense, net                                 (224)                157
                                                       ---------           ---------
                                                          32,986              31,096
                                                       ---------           ---------

Income before income taxes                                 2,264               2,503
Provision for income taxes                                   815                 926
                                                       ---------           ---------
Net income                                             $   1,449           $   1,577
                                                       =========           =========


Basic and diluted earnings per share *                 $    0.17           $    0.18
                                                       =========           =========


Dividends per common share                             $    0.08           $    0.24
                                                       =========           =========

Comprehensive income consisting of net income and foreign currency translation adjustments, totaled $1,373 and $1,420 for the quarters ended April 28, 2001 and April 29, 2000, respectively.

Certain amounts in the prior year have been reclassified to conform to current year presentation.

In the first quarter of fiscal year 2002, the effective tax rate was adjusted downward from 37.0 percent to 36.0 percent to reflect lower actual state tax expense levels.

[FN]
* Based upon weighted average number of common and common equivalent shares outstanding of 8,664,328 and 8,675,517 for fiscal periods of 2002 and 2001, respectively.



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
CONSOLIDATED BALANCE SHEETS
Angelica Corporation and Subsidiaries
Unaudited (Dollars in thousands)
                                                                       April 28,          January 27,
                                                                          2001                2001
                                                                      -----------         -----------
ASSETS
------
Current Assets:
    Cash and short-term investments                                   $    14,601         $    20,311
    Receivables, less reserve of $2,930 and $2,581                         55,422              54,983
    Inventories:
      Raw material                                                         25,365              27,223
      Work in progress                                                      4,081               5,895
      Finished goods                                                       62,054              58,726
                                                                      -----------         -----------
                                                                           91,500              91,844

    Linens in service                                                      33,284              32,846
    Prepaid expenses and other current assets                               6,415               5,733
                                                                      -----------         -----------
      Total Current Assets                                                201,222             205,717
                                                                      -----------         -----------
Property and Equipment                                                    207,338             204,146
Less -- reserve for depreciation                                          121,449             119,026
                                                                      -----------         -----------
                                                                           85,889              85,120
                                                                      -----------         -----------
Goodwill                                                                    5,231               5,341
Other acquired assets                                                       2,217               2,659
Cash surrender value of life insurance                                     22,873              22,628
Miscellaneous                                                               4,751               4,819
                                                                      -----------         -----------
                                                                           35,072              35,447
                                                                      -----------         -----------
Total Assets                                                          $   322,183         $   326,284
                                                                      ===========         ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Current Liabilities:
    Current maturities of long-term debt                              $    27,841         $    27,841
    Accounts payable                                                       21,985              27,445
    Accrued expenses                                                       27,038              25,982
                                                                      -----------         -----------
      Total Current Liabilities                                            76,864              81,268
                                                                      -----------         -----------
Long-Term Debt, less current maturities                                    60,335              60,963
Other Long-Term Obligations                                                19,454              19,734

Shareholders' Equity:
    Preferred Stock:
      Class A, Series 1, $1 stated value,
        authorized 100,000 shares, outstanding: None                           --                  --
      Class B, authorized 2,500,000 shares, outstanding: None                  --                  --
    Common Stock, $1 par value, authorized 20,000,000
      shares, issued: 9,471,538                                             9,472               9,472
    Capital surplus                                                         4,196               4,196
    Retained earnings                                                     168,639             168,677
    Accumulated other comprehensive income                                 (2,056)             (1,980)
    Common Stock in treasury, at cost: 877,501 and 929,070                (14,721)            (16,046)
                                                                      -----------         -----------
                                                                          165,530             164,319
                                                                      -----------         -----------
Total Liabilities and Shareholders' Equity                            $   322,183         $   326,284
                                                                      ===========         ===========


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
CONSOLIDATED STATEMENTS OF CASH FLOWS
Angelica Corporation and Subsidiaries
Unaudited (Dollars in thousands)

                                                                                First Quarter Ended
                                                                       -------------------------------------
                                                                       April 28, 2001         April 29, 2000
                                                                       --------------         --------------
Cash Flows from Operating Activities:
    Net income                                                            $  1,449               $  1,577
    Non-cash items included in net income:
      Depreciation                                                           3,094                  3,309
      Amortization of acquisition costs                                        552                    602
    Change in working capital components,
      net of businesses acquired/disposed of:                               (5,921)                (1,201)
    Other, net                                                                (457)                   759
                                                                          --------               --------
      Net cash (used in) provided by operating activities                   (1,283)                 5,046
                                                                          --------               --------


Cash Flows from Investing Activities:
    Expenditures for property and equipment, net                            (3,863)                (2,146)
    Disposals of businesses and property                                       302                  1,874
                                                                          --------               --------
      Net cash used in investing activities                                 (3,561)                  (272)
                                                                          --------               --------


Cash Flows from Financing Activities:
    Long-term debt repayments                                                 (628)                  (741)
    Dividends paid                                                            (685)                (2,082)
    Other, net                                                                 447                   (161)
                                                                          --------               --------
      Net cash used in financing activities                                   (866)                (2,984)
                                                                          --------               --------


Net (decrease) increase in cash and
    short-term investments                                                  (5,710)                 1,790
Balance at beginning of year                                                20,311                 15,651
                                                                          --------               --------
Balance at end of period                                                  $ 14,601               $ 17,441
                                                                          ========               ========


Supplemental cash flow information:
    Income taxes paid                                                     $    866               $  1,217
    Interest paid                                                         $  1,322               $    769


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
BUSINESS SEGMENT INFORMATION
Angelica Corporation and Subsidiaries
Unaudited (Dollars in thousands)

                                                                       First Quarter Ended
                                                               -----------------------------------
                                                               April 28, 2001       April 29, 2000
                                                               --------------       --------------
Sales and textile service revenues:
    Textile Services                                             $   65,487           $   60,691
    Manufacturing and Marketing                                      37,641               36,036
    Retail Sales                                                     23,902               23,291
    Intersegment sales                                               (7,557)              (6,766)
                                                                 ----------           ----------
                                                                 $  119,473           $  113,252
                                                                 ==========           ==========

Earnings:
    Textile Services                                             $    4,740           $    4,356
    Manufacturing and Marketing                                         818                1,196
    Retail Sales                                                        (61)                 543
    Interest, corporate expenses and other, net                      (3,233)              (3,592)
                                                                 ----------           ----------
                                                                 $    2,264           $    2,503
                                                                 ==========           ==========

SUMMARY FINANCIAL POSITION DATA
Angelica Corporation and Subsidiaries
Unaudited (Dollars in thousands, except ratios, shares and per share amounts)

                                                                       First Quarter Ended
                                                               -----------------------------------
                                                               April 28, 2001       April 29, 2000
                                                               --------------       --------------
Working capital                                                  $  124,358           $  144,237
Current ratio                                                      2.6 to 1             4.2 to 1
Long-term debt                                                   $   60,335           $   87,299
Shareholders' equity                                             $  165,530           $  162,746
Percent long-term debt to debt and equity                              26.7%                34.9%
Equity per common share                                          $    19.26           $    18.76
Common shares outstanding                                         8,594,037            8,675,365




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Forward-Looking Statements:

Any forward-looking statements made in this document reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These potential risks and uncertainties include, but are not limited to, competitive and general economic conditions, the ability to retain current customers and to add new customers in competitive market environments, competitive pricing in the marketplace, delays in the shipment of orders, availability of labor at appropriate rates, availability and cost of energy and water supplies, availability of non-domestic image apparel contractors to manufacture and deliver at an appropriate cost and in a timely manner, the ability to attract and retain key personnel, unusual or unexpected cash needs for operations or capital transactions, and other factors which may be identified in the Company's filings with the Securities and Exchange Commission.
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